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                                   Exhibit 99.1  Purchase and Sale Agreement
                                                 between UM Real Estate
                                                 Investment Company, LLC
                                                 ("UM") and the Trust

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 28th day of March, 1996, by and between UM REAL ESTATE INVESTMENT COMPANY, LLC, a New Jersey limited liability company, with an office at 56 Haddon Avenue, Haddonfield, New Jersey 08033 ("Seller") and BRANDYWINE REALTY TRUST, a Maryland real estate investment trust, with offices at Two Greentree Center, Suite 100, Marlton, New Jersey 08053 ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of those certain tracts or parcels of ground located at the intersection of Haddonfield Road and Chapel Avenue, Cherry Hill, Camden County, New Jersey, shown on the official tax map of the Township of Cherry Hill as Block 176.01, Lots 1, 2 and 3 (such lots to include the parking lot adjacent to Third Avenue), and which are more particularly described on Exhibit "A" attached hereto (the "Land"), together with the approximately 121,737 square foot office building on Lot 1 commonly known as "LibertyView", as well as all other improvements ("Improvements") and personal property of Seller located thereon and used in connection with the operation of such building, together with those certain other assets, properties, businesses, rights, licenses, privileges, benefits, profits, accounts and claims hereinafter more specifically described, all of which taken together hereinafter sometimes collectively referred to as the "Assets"; and

         WHEREAS, Seller desires to transfer and convey to Buyer the Assets, and Buyer desires to purchase the Assets from Seller upon the terms and conditions hereinafter provided.

         NOW, THEREFORE, Buyer and Seller, for and in consideration of the sums hereinafter set forth, receipt of which is hereby acknowledged by Seller, as well as the mutual promises and covenants herein contained, intending to be legally bound, do hereby agree as follows:

                                    Article 1

                                SALE OF PROPERTY

         1.1 Subject to all the terms and conditions of this Agreement, Seller agrees to transfer and convey the Assets to Buyer and Buyer agrees to purchase the Assets, free and clear of all liens, encumbrances and liabilities with the exception of the Permitted Exceptions (as hereafter defined), comprised of all of the following:

             a. The Land and the improvements now or hereafter located or constructed thereon, and all easements, tenements, hereditaments, rights, licenses, privileges and appurtenances, whether or not of record, in any way belonging or relating thereto and all mineral, oil and gas on and under the and all development, air and water rights belonging or relating to the same (collectively the "Property");

             b. All fixtures, machinery, vehicles, tools, signs, systems, equipment, furnishings and furniture; tangible and intangible personal property; and replacements, inventories and supplies; all as same now are or hereafter may be located in, on or about the Property, or used in conjunction therewith (collectively the "Personal Property"), including, without limitation, all of the following: all furniture, furnishings and carpeting; all heating, lighting, plumbing, water, sewer, ventilating, exhaust, electrical, gas, refrigeration, air-conditioning, communication, fire protection, security, disability and life/safety fixtures, equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all incinerating, disposal, cleaning, maintenance, janitorial, snow removal and landscaping equipment; all fuels; all appliances; all office equipment, furniture, furnishings and supplies; and all items of specific personal property, if any; excluding from the foregoing only such items of furniture and furnishings as are owned by tenants renting and occupying space in the Property ("Occupancy Tenants") under leases ("Tenant Leases") and pursuant to which

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the Occupancy Tenants have the right to remove the same from the Property and excluding those items described on Exhibit "B" attached hereto;

            c. All right, title and interest in and to any streets, roads, alleys or other public ways adjoining the Land, including, without limitation, any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips and rights-of-way adjoining the Land (including, without limitation, all riparian and other rights in and to submerged lands);

            d. All certificates, permits, licenses, franchises, authorizations and approvals relating to the Property and/or the Personal Property or the ownership, use, access, occupancy, repair, maintenance or operation thereof or any part thereof, running to or in favor of Seller or the Property and/or the Personal Property, and which Buyer hereafter elects to accept;

            e. All Operating Agreements (hereinafter defined) running to or in favor of Seller or the Property and/or the Personal Property, and which Buyer hereafter elects to accept;

            f. All right, title and interest of Seller as landlord or otherwise in and to all Tenant Leases, together with all collateral therefor, all guarantees by third parties of the agreements and obligations thereunder of Occupancy Tenants, and all rentals, security deposits advance rentals, receivables, reimbursements items payable by Occupancy Tenants and all claims against Occupancy Tenants; and

            g. All right, title and interest of Seller of every kind and description in and to the following: All drawings, plans and specifications covering the Assets or any part thereof; all rights to the name "LibertyView" and all trademarks, trade names, service marks, registrations, logos, applications, good will and other rights (including the right to sue for past and present infringements thereof) associated therewith; the security system; all telephone numbers; all tenant files; all operating and maintenance files; and all maintenance and operating manuals;

In no event shall Seller or Buyer be obligated or entitled hereunder to sell and convey, or purchase and acquire, respectively, less than all of the Property.

                                    Article 2

                                 PURCHASE PRICE

         2.1 Buyer will pay the purchase price (the "Purchase Price") of Ten Million Six Hundred Thousand Dollars ($10,600,000) as follows:

             (a) Fifty Thousand Dollars ($50,000) good faith deposit to be paid on the date hereof, and, provided Buyer has not terminated this Agreement pursuant to the terms hereof, an additional Fifty Thousand Dollars ($50,000) good faith deposit to be paid on or before the date which is one (1) business day after expiration of the Due Diligence Period (collectively, and together with all interest earned thereon, the "Deposit") to be held by the Title Company (as hereinafter defined) to be invested and held in escrow by the Title Company in an interest bearing account which, if available, shall be a bank money market account insured by F.D.I.C. All interest earned thereon shall be reported as income of Buyer. In the event this Agreement is terminated for any reason (other than due to the default or failure of Buyer to perform hereunder) prior to the expiration of the Due Diligence Period, the Deposit shall be immediately returned to Buyer, the parties acknowledging and agreeing that from and after the expiration of the Due Diligence Period the Deposit is non-refundable. At Closing, if any, the Deposit shall be paid to Seller as a credit towards the Purchase Price.

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             (b)  One Million Dollars ($1,000,000) by the execution and delivery to Seller of Buyer's note (the "Note"), which Note shall be secured by a second purchase money mortgage and security agreement (the "Mortgage"), which Mortgage shall be subject and subordinate solely to a first purchase money mortgage recorded at Closing, an assignment of rents and leases (the "Lease Assignment"), UCC-l financing statements (the "Financing Statements"), and such other customary documents required thereunder, in form and containing terms and provisions satisfactory to Seller in its reasonable discretion (collectively, the "Loan Documents"). The term of the Note shall commence at Closing and continue to December 31, 1997. Payments shall be made, without interest, as follows:

                  July 31, 1997                      $100,000
                  August 31, 1997                    $100,000
                  September 30, 1997                 $100,000
                  October 31, 1997                   $100,000
                  November 30, 1997                  $100,000
                  December 31, 1997                  $500,000

             (c) Nine Million Five Hundred Thousand Dollars ($9,500,000) to be paid at Closing by federal funds wire transfer, cash, certified check or title company check (subject to adjustments at Closing).

                                    Article 3

                          BUYER'S DUE DILIGENCE PERIOD

         3.1 Buyer shall have until 5:00 p.m. E.D.S.T. on May 30, 1996 (the "Due Diligence Period") to satisfy itself as to all matters respecting the Property. Buyer may, at any time on or prior to the expiration of the Due Diligence Period, for any reason or no reason, terminate this Agreement by notice to Seller following which (provided Buyer is not then in default hereunder) the Title Company shall return the Deposit to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof.

         3.2 Seller shall furnish to Buyer within five (5) days after the date hereof, a current rent roll, lease abstracts and copies of the Tenant Leases, pertaining to the Property, a copy of a title report, and copies of all surveys, mechanical, structural and environmental reports pertaining to the Property, which Seller has in its possession and Seller shall cause its representatives to respond truthfully and completely to any inquiries by Buyer regarding the same.

         3.3 Seller, and/or its agents, agree to cooperate fully with Buyer and its agents, consultants and employees during the Due Diligence Period and shall, after receiving reasonable notice, and subject to the rights of the tenants under the Tenant Leases, provide Buyer with full access during regular business hours to the Property (including related financial, operational and leasing records, including, as and to the extent the same are in Seller's possession, copies of all plans, specifications, as-built drawings, engineering data, mechanical, structural and environmental investigations (including communications to and from the New Jersey Department of Environmental Protection ("DEP")), consultants' reports, utility agreements, certificates of occupancy, soil reports, zoning compliance reviews, leases, service contracts, maintenance and repair records, tax bills, insurance bills, insurance policies, and books and records relating to the Tenant Leases. If this Agreement terminates without Buyer's acquisition of the Property for any reason, Buyer agrees to (i) repair any damage caused to the Property arising out of Buyer's entry hereunder, and
(ii) deliver to Seller all tests, data, reports and other materials relating to the Property obtained by Buyer (including without limitation all items provided to Buyer by Seller). Buyer hereby agrees to indemnify, defend and hold Seller harmless against any loss, damage, liability, or expense, including reasonable attorneys' fees, arising out of Buyer's activities pursuant to this Article 3 and/or Buyer's failure to promptly repair the Property when required hereunder, and/or incurred by Seller in enforcing this Article 3. Buyer's obligations and

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indemnity under this Article shall survive termination of this Agreement. All of Buyer's activities on the Property pursuant to this Article 3, shall be coordinated verbally, a reasonable time in advance, with Seller's authorized representative, Laurie Korth, at (609) 354-2200.

         3.4 If Buyer fails to terminate this Agreement as provided in Section 3.1, Buyer shall be obligated to proceed to Closing (as hereinafter defined), and to increase the Deposit as provided in Section 2.1(a), and the Deposit will be nonrefundable except if, and as, expressly otherwise provided herein.

                                    Article 4

                                     CLOSING

         4.1 Closing of this transaction shall, subject to the terms of this Agreement, take place at the offices of Archer & Greiner, a Professional Corporation, One Centennial Square, Haddonfield, New Jersey 08033, and shall occur at 10:00 a.m. prevailing time or such other time as may be mutually agreeable to Seller and Buyer on June 14, 1996 (the "Closing Date" or "Closing"); provided, however, Buyer shall use its best efforts to close on or before May 31, 1996. Buyer may at its option close earlier than such date by giving Seller at least ten (10) days advance notice of such early Closing Date, provided that no unrepaired Terminable Loss (as hereinafter defined) shall exist at the date of giving of such notice. Such time for Closing and all dates for performance hereunder are "of the essence" of this Agreement. Formal tender of a deed to the Property by Seller and of the purchase price by Buyer are hereby waived.

         4.2 Closing hereunder shall be and hereby is conditioned upon each of the following (the "Closing Conditions"):

             (a) Title. Title shall be in the state required by the terms and provisions of Article 6.

             (b) Representations. The representations and warranties contained in Article 8 shall be true and correct in all material respects as of the Closing Date.

             (c) Obligations. Seller and Buyer shall have performed all of their respective obligations under this Agreement.

             (d) In addition to any other conditions set forth in this Agreement, Buyer's obligation to close hereunder is subject to each and all of the following conditions precedent:

                  1. All of Seller's representations and warranties contained in Paragraph 8.1 and elsewhere in this Agreement shall be true and correct when made and also as of the Closing Date.

                  2. All documents, instruments and assurances required to be delivered on or before Closing to Buyer shall have been duly delivered in form, substance and execution satisfactory to Buyer in its reasonable discretion.

                  3. All covenants and agreements of Seller herein shall have been duly performed and satisfied.

         If Seller has not satisfied any one or more of the conditions precedent contained in subparagraphs 1, 2 or 3 immediately above have not been satisfied on or before the Closing Date, Buyer may exercise any one or more of the rights and remedies set forth in Paragraph 12.1 hereof.

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         4.3 Either party may waive any Closing Condition which has been included for its benefit, and if Closing hereunder occurs, any Closing Condition shall be deemed to have been waived which has not been satisfied.

                                    Article 5

                          CLOSING COSTS AND ADJUSTMENTS

         5.1 All real property taxes, and any other charge in lieu of taxes levied or assessed against the Property by any public or quasi-public authority shall be adjusted between the parties hereto at Closing.

         5.2 Buyer and Seller shall each bear one-half of the cost of any state, county or other transfer tax and recording fees incurred. Buyer shall be responsible for all title charges incurred (including attendance fees) to include the cost of a lender's policy of title insurance issued to Seller in the amount of the Note.

         5.3 If at the time of Closing, the Property or any part thereof shall be or shall have been affected by a confirmed assessment or assessments (that is, any assessment the first installment of which has been paid), then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing, shall be deemed to be due and payable and to be liens upon the Property and shall be paid and discharged by Seller at or prior to the Closing. Unconfirmed improvements or assessments, if any shall be Buyer's responsibility.

         5.4 Water and sewer rates and charges shall not be adjusted but shall be paid by Seller based upon a current meter reading to be obtained by Seller; any advance payments relating to a period on and subsequent to the Closing Date shall be credited to Seller and assigned to Buyer. In addition, sewer, gas, electric and other utility charges shall not be adjusted but shall be paid by Seller based upon a current reading by the utilities to be obtained by Seller.

         5.5 Rents and all other charges (including cost reimbursement payments) paid under the Tenant Leases shall be adjusted at Closing pursuant to an allocation schedule, such schedule to allocate: (i) security deposits, (ii) 1995 operating expenses, (iii) 1996 estimated operating expenses and other prepaid or accrued items and expenses, including any rents which have accrued but are unpaid at the Closing Date. If any rents under the Tenant Leases (including expense reimbursement payments) are payable or accruable on the basis of estimates or formulae and are subject to adjustment after the Closing Date, and become the subject of disputes with tenants regarding such rents or charges, Buyer shall give Seller written notice thereof within ninety (90) days following Closing and Buyer shall be entitled to offset the amount of the claimed overcharge and shall assign all claims against the applicable tenant with respect to such dispute to Seller.

         5.6 All charges, payments and deposits under the Service Contracts shall be adjusted at Closing.

         5.7 If any of the foregoing cannot be apportioned at Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date. All adjustments and prorations under this Article 5 shall be made as of 11:59 p.m. on the day prior to the Closing Date; that is, all income and expenses for the Closing Date shall be for the account of Buyer.

         5.8 Buyer will be responsible for all of its own expenses incurred in its investigation and acquisition of the Property, including without limitation, all charges by its agents, contractors and consultants, and recording fees, all title company charges, title and survey costs, and fees and costs of its counsel. Seller will be responsible for the fees and costs of its counsel.

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         5.9 The provisions of this Article 5 shall survive Closing.

                                    Article 6

                                      TITLE

         6.1 Conveyance to Buyer of title to the Property shall be by delivery of Seller's bargain and sale deed with covenants against the grantor's acts ("Seller's Deed"), in recordable form, conveying good, insurable and marketable fee simple title to the Property subject only to the Permitted Exceptions and real estate taxes not due and payable at the date of Closing.

         6.2 Conveyance to Buyer of title to (i) the Personal Property shall be by delivery of Seller's bill of sale with covenants and general warranties of good and marketable title (but without warranties of quality, merchantability, or fitness for purpose or use) free and clear of all security interests, liens, charges, claims and encumbrances, and (ii) the remainder of the Assets shall be by delivery of Seller's unconditional deeds, assignments and other conveyance instruments as set forth herein with covenants and general warranties of good and marketable title, free and clear of all security interests, liens, charges, claims and encumbrances.

         6.3 This Agreement and the Closing hereunder is conditioned upon Buyer's being entitled to obtain upon payment of the appropriate premium, an ALTA-B Owner's Policy of Title Insurance in the full amount of the Purchase Price by any reputable title insurance company licensed to do business in the State of New Jersey, at regular rates, which policy shall insure that the fee simple title to the Property is vested in Buyer free and clear of all liens and encumbrances other than the exceptions set forth on Exhibit "C" as well as all other matters revealed by the Title Commitment (as hereinafter defined) and not objected to by Buyer during the Due Diligence Period (the "Permitted Exceptions"). During the Due Diligence Period, Buyer shall obtain, and deliver a copy thereof to Seller, a commitment (the "Title Commitment") for the issuance at Closing, upon payment of the premium therefor, of Buyer's Title Policy for the Property.

         6.4 As soon as practicable after the date hereof, Buyer, at Buyer's expense, may order a current as-built survey ("Survey") by a licensed surveyor, acceptable to Buyer and Title Company, of the Property which shall describe the Property, be dated after the date hereof, and contain a surveyor's certificate in favor of Buyer, the Title Company and such other parties as Buyer shall designate in form and substance satisfactory for, among other things, deletion of the standard survey exception from the title insurance policy and consistent with and as required by the next succeeding sentences.

         6.5 Buyer shall request Title Company and such licensed surveyor to deliver to Seller copies of the Commitment and Survey at such times as same are delivered to Buyer. If the matters revealed by the Commitment and the Survey, other than the following matters:

             a. real estate taxes not yet due and payable at the date of the Commitment;

             b. liens, charges, claims and encumbrances of a definite or ascertainable monetary amount, all of which shall be paid off or removed of record by Seller, at Seller's expense, and released at Closing, and Seller agrees so to do and effect same;

             c. matters which the Commitment states will be removed upon presentation of Seller's ALTA Statement and other documentation, which ALTA Statement and other documentation shall be presented by Seller at Closing, and Seller agrees so to do, and which matters shall be so removed from the title insurance policy at Closing;

             d. public utility easements which do not underlie the Improvements and do not otherwise interfere with the ownership, use or operation of the Property; and

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             e.   Permitted Exceptions

are not satisfactory to Buyer, such matters not so satisfactory to Buyer hereinafter called "Unsatisfactory Matters", then, at the election of Buyer, at Buyer's sole discretion, Buyer, unless Seller (with Buyer's approval, which approval may be withheld by Buyer at its sole and unreviewable discretion) causes Title Company to delete such Unsatisfactory Matters from the Commitment or commit to insure over such Unsatisfactory Matters in a manner satisfactory to Buyer, at any time on or prior to the Closing Date (by notice to Seller which may be orally given) may terminate this Agreement, in which event the Deposit and Buyer's reasonable out-of-pocket expenses not to exceed Twenty Thousand Dollars ($20,000), shall be returned to Buyer and neither party shall have any further rights, obligations or liabilities hereunder. If Buyer does not so elect to terminate, Buyer may attempt to cure such Unsatisfactory Matters, such cost to be borne by Seller in an amount not to exceed Twenty Thousand Dollars ($20,000), the remaining Unsatisfactory Matters set forth in the Survey and Commitment shall become part of the Commitment and the state of title shown in the Commitment shall be deemed acceptable to Buyer and Seller shall have no further obligation in respect of such remaining Unsatisfactory Matters. Such Unsatisfactory Matters shall thereupon become so-called "Permitted Exceptions" and may be set forth as permitted encumbrances in Seller's Deed.

         6.6 Buyer's obligation to close hereunder shall be conditioned upon Seller's being able, at Closing, to deliver to Buyer title to the Property, fee-simple, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions; and, if Seller is not able to so deliver title or correct or cure the Unsatisfactory Matters, Buyer may either accept such title as Seller can deliver, pursue any remedy or modification of any noted title or survey defect, the cost thereof to be reimbursed by Seller in an amount not to exceed Twenty Thousand Dollars ($20,000) or terminate this Agreement in which event the Deposit and Buyer's out-of-pocket expenses not to exceed Twenty Thousand Dollars ($20,000) and, thereafter, shall be forthwith returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof. However, if the Property shall be subject to any liens or encumbrances in a fixed or ascertainable amount, Seller shall pay same at or prior to Closing, and may use the proceeds of Closing for such purpose, and if Seller does not satisfy same at or prior to Closing, Buyer shall have the right in addition to all other remedies provided for herein and at law or in equity, to satisfy same at Closing and deduct the cost thereof from the Purchase Price to be paid at Closing.

         6.7 In connection with the owner's title insurance policy which Buyer intends to obtain in connection with this transaction, if the Title Commitment is obtained and delivered to Seller prior to the end of the Due Diligence Period, along with specific requests and forms of documents therefor reasonably satisfactory to Seller's counsel, Seller undertakes and agrees to provide such information to, and execute such certificates and affidavits as comport with the actual state of facts in existence as of the Closing Date, for the benefit of and as are reasonably and customarily required by, the issuing title insurance company, in order that Buyer may have any exclusions or exceptions to coverage removed (other than the Permitted Exceptions) including, without limitation, those pertaining to creditors' rights and fraudulent conveyances.

         6.8 Seller agrees to execute and deliver and to do or cause to be executed and delivered and to be done any documents and agreements and any things which may be necessary to or desired by Title Company to furnish the required title insurance.

                                    Article 7

                              DELIVERIES AT CLOSING

         7.1 At Closing, Seller will deliver or cause to be delivered to Buyer the following:

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             (a)  Deed.  Seller's Deed, duly executed and acknowledged and in proper form for recording, and an affidavit of title duly executed and acknowledged.

             (b) Estoppel Letter. A sworn-to, notarized estoppel certificate to Buyer in form reasonably agreed upon by Buyer's lender, from HIP Rutgers, Klehr Harrison, First Union National Bank, as successor to First Fidelity Bank, N.A., and Shapiro and Kreisman (collectively, the "Key Tenants") and Seller shall use its reasonable efforts to obtain such estoppel letters from the other tenants, all dated no earlier than May 1, 1996.

             (c) Security Deposits. The security deposits (subject to adjustment as provided in Article 5 hereof).

             (d) Physical Possession. Actual physical possession of the Property (and at the Property all keys and passes thereto), subject only to the rights of the tenants under the Tenant Leases.

             (e)  Intentionally Omitted.

             (f) Bill of Sale and Assignment. A duly executed Bill of Sale and Assignment and Assumption Agreement in form reasonably acceptable to Buyer and Seller.

             (g) Letter to Tenants. Executed letters to the tenants under the Tenant Leases advising that Seller has transferred title to the Property to Buyer and that all payments of rent and additional rent are to be remitted directly to Buyer.

             (h) Leases. At the Property, fully executed counterparts of all Tenant Leases and the files relating thereto.

             (i) Books and Records. At the Property, copies of all current books and records of Seller reflecting the calculation, payment and receipt of all taxes, operating expenses and other additional rent under the Tenant Leases.

             (j) Building Plans. At the Property, true and complete set of all as-built building plans, specifications and drawings (and of all documents and other materials related thereto for the Property), if available.

             (k) Tax Bills. The 1994 and 1995 and the most currently received original tax bills for the Property.

             (l) Permits. At the Property, and to the extent available, the originals of all certificates of occupancy for individual tenants and all current permits (including all amendments, modifications, supplements and extensions thereof) issued in connection with the operation of the Property except to the extent the same are required to be and are affixed to the Property.

             (m) Manuals. At the Property, all manuals, diagrams, shop drawings, warranties, and related data in possession of Seller concerning the Property and the use and maintenance of its systems and facilities.

             (n) Evidence of Authority. Evidence of Seller's existence, good standing and of Seller's authority to execute and deliver this Agreement and all documents required to be delivered by Seller hereunder.

             (o) ISRA Non-Applicability. A letter from the DEP that indicates that the Property is not subject to the Industrial Site Recovery Act ("ISRA"), the cost of the application fee to be borne by Buyer.

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             (p)  Assignment of Guaranties. Seller's duly executed assignment of all guaranties and warranties from all manufacturers of, or other guarantors or warrantors in respect of, all equipment, appliances or other things installed or used in the Property, and from all contractors, suppliers and materialmen with respect to all work and installations done at the Property, to the extent same are in existence.

             (q) Assignment of Permits. Seller's duly executed assignment of all certificates, permits, licenses, franchises, authorizations and approvals which Buyer desires to have assigned to it, and all of Seller's rights thereunder, together with the originals thereof.

             (r) Certificate of Seller. Seller's duly executed certificate of reaffirmation and re-making and confirmation dated as of the Closing Date that the warranties and representations of Seller in this Agreement are true and correct as of the Closing Date.

             (s) Opinion of Counsel. An opinion of Seller's counsel, Archer & Greiner, addressed to Buyer, dated as of the Closing Date to the effect that:

                  1. Seller is a corporation duly created, existing and in good standing under the laws of the State of New Jersey. Seller has the requisite power and authority to enter into and perform the terms of this Agreement and its closing documents; the exception and delivery of this Agreement and its closing documents have been duly authorized by Seller and no other proceedings on Seller's part are necessary in order to permit Seller to consummate this transaction and its closing documents.

                  2. This Agreement and its closing documents have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency and other laws and principles affecting or limiting creditors' rights generally, and subject to all other applicable federal and state laws, statutes, ordinances, rules and regulations, decisions of federal and state courts, and constitutional requirements which may modify, limit, render unenforceable or delay certain of the rights and remedies of Buyer, which other applicable matters will not diminish the practical realization of the benefits intended to be conferred by the Agreement and its closing documents on Buyer (except for the economic consequences of any judicial, administrative or other procedural delay which may be imposed by, relate to or result from such laws, statutes, ordinances, rules, regulations, decisions or constitutional requirements).

             (t) FIRPTA. A certificate that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, in a form complying with federal tax law.

             (u) Allocation Schedule. A mutually agreed upon schedule as required by Paragraph 5.5 hereof.

In addition to the obligations required to be performed hereunder by Seller at Closing, from time to time subsequent to the Closing, Seller shall perform such other acts, and shall execute, acknowledge and deliver such other agreements and documents as Buyer reasonably may request in order to effectuate the consummation of the transaction contemplated herein consistent with the terms hereof, or as may be needed, to vest good, insurable and marketable title to the Assets in Buyer or its assignee or nominee.

         7.2 At Closing Buyer will deliver or cause to be delivered to Seller the following:

             (a) Purchase Price. The unpaid portion (net of the Deposit and the Note) of the Purchase Price.

             (b) Loan Documents. Duly executed, acknowledged and in form for recording or filing (as applicable) originals of the Loan Documents, as well as the lender's policy of title insurance required under Section 5.2.

             (c) Counterparts. Duly executed counterparts of the documents provided for in Sections 7.1 (f) and (g).

             (d) Other Documents. Any other document expressly to be delivered by Buyer pursuant to any other provision of this Agreement.

         7.3 At Closing, the Title Company shall deliver the Deposit to Seller.

                                    Article 8

               WARRANTIES AND REPRESENTATIONS OF SELLER AND BUYER

         8.1 As a material inducement to Buyer to enter into this Agreement and to proceed to its consummation on the Closing Date, Seller makes the following representations, warranties, and agreements, to the best of its knowledge, such knowledge being that of Arthur W. Hicks, Jr. and Terry Cassidy, as follows, all upon which Buyer relies:

             (a) Subject to the Permitted Exceptions and the rights of tenants under Tenant Leases, Seller is the fee simple owner of and is lawfully seized and possessed of the Assets, there are no outstanding agreements of sale or options with respect to the Property, and no party or entity has any rights to possess or occupy the Assets. Seller does not own any property contiguous to the Assets.

             (b) To the best of Seller's knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transactions described herein or contemplated hereby nor compliance with the terms hereof by Seller will conflict with or result in the breach of any terms of, or constitute a default under any agreement or instrument of any kind to which Seller is a party or by which Seller is bound.

             (c) Seller has received no notice of any currently pending Condemnation (as hereinafter defined) affecting the Property, or of any currently pending proceedings to change the zoning, which is Commercial, of the Property.

             (d) Seller has received no notice of unconfirmed or confirmed assessments against the Assets.

             (e) Seller has not received service of process or similar formal notice with respect to any actions, litigation, suits, proceedings, appeals (including, without limitation, tax or assessment appeals) or claims affecting the Assets which, if determined adversely to Seller or the Assets, would have a material adverse effect on the operation of the business of the Assets as currently conducted or render title to the Assets unmarketable.

             (f) Seller has made no application, submission or request for any site plan approval, subdivision approval, variance, waiver, license, sewer permit, building permit or any other approval from any governmental authority, for development and/or use of the Property, which is now pending.

             (g) Seller is not a "foreign person" as such term is defined pursuant to the Foreign Investment in Real Property Tax Act (FIRPTA) of the Internal Revenue Code. Seller's Federal Employee Identification Number is 22-3304872.

             (h) The Property is currently subject to the leases described on Exhibit "D" attached hereto (the "Tenant Leases"). Seller has not entered into any other leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property other than the

Tenant Leases. Exhibit "D" also sets forth all brokerage commission agreements relating to the Tenant Leases. Seller has not entered into any other agreements for brokerage commissions relating to the property. As a condition precedent to the Closing, Seller shall deliver a duly executed Estoppel Letter from each of the Key Tenants (the "Key Tenant Estoppel Letters"). In the event that Seller is unable to obtain the non-Key Tenant Estoppel Letters, with respect to any of the Tenant Leases, such failure shall not be deemed a default hereunder. Title shall be transferred at Closing subject to and together with the benefit of the Tenant Leases. The copies of the Tenant Leases furnished to Buyer are true, correct and complete copies thereof and such Tenant Leases have not been modified or amended except pursuant to the amendments delivered to Buyer; such Tenant Leases are in full force and effect; no rent or additional rent has been paid thereunder in advance of the due date; to the best knowledge of Seller, there is no default by landlord or tenant in the keeping, observance or performance of any material covenant, agreement, term, provision or condition contained therein; to the best knowledge of Seller, none of the tenants have any rights to offsets, deductions or defenses of the payment of any rent or additional rent except as may be set forth in the Tenant Leases; and there are no option to purchase, right of first offer, right of first refusal or other provision granting to the tenants the right to acquire the Property or any portion thereof or any right to terminate any of the Tenant Leases in the event of a sale of the Property except as may be set forth in the Tenant Leases; Seller has received and holds no security deposit in respect of the Tenant Leases other than as disclosed in Exhibit "D".

             (i) The Property is currently subject to the management, leasing, service or maintenance contracts and other commitments described on Exhibit "E" attached hereto (the "Service Contracts"); provided however, that Buyer shall only be obligated to assume those Service Contracts which are cancelable on not more than thirty (30) days notice pursuant to their terms. There are no agreements with respect to the operation or maintenance of the Property which would be binding upon Buyer after Closing other than the Service Contracts and certain of the Permitted Exceptions. Title shall be transferred at Closing subject to and together with the benefit of the Service Contracts.

             (j) Seller is not in the hands of a receiver nor is an application by Seller for the appointment of a receiver pending; Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or to its best knowledge had filed against it, any petition in bankruptcy.

             (k) Seller shall deliver to Buyer by April 15, 1996 a list of all certificates, permits, licenses, franchises, authorizations and approvals issued respecting the ownership, use, access, occupancy, repair, maintenance or operation of the Property by Seller. To the extent that they are assignable to Buyer, Buyer shall be entitled to the use and benefit of all of same upon consummation of the transaction contemplated hereby without any further action of the parties hereto. Copies of all of same have been delivered to Buyer.

             (l) Water, sewer, gas, electricity, telephone and cable are currently serving the Property and operating and all installation and connection charges payable as of the date hereof have been paid in full.

             (m) There has been no damage to any of the Assets by fire or other casualty or any act of God prior to the date hereof.

             (n) Seller has no actual knowledge (but without any obligation of inquiry) and has received no written notice from tenants or the Township of latent defects in any of the Improvements, and the structural components, exteriors, electrical, gas, plumbing, water, sewer, air conditioning, heating, ventilating, exhaust, mechanical, security, disability, life/safety and other building systems.

             (o) Seller has not received written notice nor does Seller have actual knowledge of any:

                  1. pending grievances or arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, relating to the Property or its ownership, operation or occupancy;

                  2. outstanding unfulfilled requirements or recommendations of any insurance company, any inspection or rating bureau or any board of underwriters concerning the Property or any operation, condition, repair or alteration thereof;

                  3. pending or actual claims, charges, complaints, petitions or unsatisfied orders or any threat thereof, by or before any administrative agency or court respecting alleged obligations of the owner, operator or any occupant of the Property or any part thereof that might materially and adversely affect the Property, the ownership, operation or occupancy of the Property or any part thereof or any person acquiring ownership, operation or occupancy of the Property through such owner, operator or occupant; or

                  4. any other action, proceeding or investigation pending or threatened against or involving Seller or the Property that might so affect the Property or such person so acquiring title or occupancy.

             (p) No equipment or article of personal property owned by Occupancy Tenants and removable by them is material to the operation of the Property.

             (q) Seller has not received any written notice, nor does Seller have any actual knowledge of any increase in assessed value nor of any other assessments, which would increase such taxes or assessments above such amount for years subsequent to such bill. Seller has not received any assessment notices against the Property with respect to any governmental improvements which have been substantially completed prior to the date hereof and for the cost of which the Property can be assessed. There are no unpaid assessments (including special assessments) levied or assessed against the Property, including unpaid installments for or in respect of any such assessments, and Seller has not received notice of any pending or threatened increase thereof.

             (r) Seller has caused to be furnished to Buyer copies of unaudited statements of income and expense for each of the months in 1994 and 1995. Each of such monthly financial statements (i) is in accordance with the respective books and records of Seller and (ii) presents fairly and accurately the results of operations for the respective periods covered thereby. All of the books and records relating to the Assets given to Buyer or its representatives accurately and correctly reflect the ownership and operation of the Assets and all income received and expenses incurred by Seller in connection therewith.

             (s) Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended.

             (t) Except as set forth in the Phase I Report of TTI Environmental, Inc. and the 1992 Handex Phase I Report prepared for Midlantic National Bank and the Phase I Report prepared by ENSR regarding Lots 2 and 3, copies of which have been delivered to Buyer, Seller has no actual knowledge of, nor has Seller received written notice of, any environmental condition, pollutant, or hazardous or toxic substance, the presence of which would adversely affect the Assets.

             (u) Seller (i) has paid all commissions and other compensation payable to any broker or other agent or any other party under or in respect of the Pepper, Hamilton & Scheetz Lease and the other Tenant Leases, (ii) has completed any work required to be performed or furnished, as applicable, by lessor under or in respect of the Pepper, Hamilton & Scheetz Lease and the other Tenant Leases and (iii) has paid all tenant allowances and concessions under or in respect to the Tenant Leases.

         8.2 All of the covenants, agreements, representations and warranties of Seller contained in this Agreement shall be deemed remade on and as of Closing, shall survive the Closing, and shall not be deemed to merge upon the delivery and acceptance of Seller's Deed or any other conveyance document (except that the representations and warranties contained in Paragraph 8.1 (except for those representations and warranties contained in subparagraph (s) which shall survive indefinitely and except for the representations and warranties contained in subparagraph (t) which shall survive for one year from Closing) which shall survive the Closing for a period of six (6) months only); provided, however, that Buyer shall not be entitled to make any claim against Seller for a breach of a representation or warranty under this Agreement until the aggregate loss incurred by Seller as a result thereof exceeds $5,000, and upon exceeding that amount, Buyer shall be entitled to claim for all losses including the initial $5,000.

         8.3 To induce each other to enter into this Agreement, (i) Seller hereby represents and warrants to Buyer that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder; and (ii) Buyer hereby represents and warrants to Seller that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder.

                                    Article 9

                                     BROKERS

         9.1 Each party represents and warrants to the other party that it dealt with no broker or other person (including The Rubin Organization) entitled to claim fees for finders or brokerage services in connection with the negotiation, execution, and delivery of this Agreement, except for CB COMMERCIAL REAL ESTATE GROUP, INC. ("Broker"). Buyer shall pay all commissions or fees due to Broker directly (and not as a credit against the Purchase Price) at Closing. Each party agrees to defend, indemnify, and hold the other party harmless from and against any and all claims for finder's fees or brokerage or other commissions which may at any time be asserted against the indemnified party founded upon a claim that the substance of the aforesaid representations and/or agreements of the indemnifying party is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys' fees) relating to such claims or arising therefrom or incurred by the indemnified party in connection with the enforcement of this indemnification provision. The provisions of this Article shall survive the Closing or any termination hereof.

                                   Article 10

                                  RISK OF LOSS

         10.1 Fire and Casualty. The risk of loss or damage to the Property by fire or other casualty not caused by Buyer or by any of Buyer's agents, employees, contractors and consultants (a "Seller's Cause") until the Closing is assumed by Seller. If the Property is damaged by a Seller's Cause to the extent that the cost to repair the Property will exceed $50,000 (a "Terminable Loss") and the Property is not repaired by Seller prior to the Closing Date, Buyer may at Buyer's sole option, (a) proceed to Closing without an abatement in Purchase Price (except for any deductibles as hereinafter provided) and Seller shall assign all of its insurance claims, including without limitation, casualty and rent interruption insurance (except for Seller's portion of the rent interruption insurance up to the Closing Date) and Seller will give Buyer a credit against the Purchase Price for any deductibles; or (b) terminate this Agreement by notice to Seller, in which event, the Deposit shall be immediately returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof. If the Property is damaged by a Seller's Cause to the extent that the cost to repair the Property will not exceed $50,000 and the Property is not repaired by Seller prior to the Closing Date, the parties shall proceed to Closing and Seller shall pay Buyer in cash the estimated cost to repair such damage (or Seller shall adjust the Note appropriately). The extent of damage due to a Seller's Cause not to be repaired by Seller prior to the Closing Date, shall be determined as promptly as practicable after occurrence of such damage, by the estimate of an independent, reputable contractor, licensed and operating in the general area in which the Property is located, engaged by Seller but reasonably acceptable to Buyer for the purpose of providing such estimate.

         10.2 Condemnation. In the event that at any time prior to the Closing, any proceedings shall be commenced or consummated for the taking of all or any part of the Property, which would materially adversely affect the value of the Property or the continued conduct of business thereon as currently being conducted, for public or quasi-public use pursuant to the power of eminent domain, condemnation or otherwise (a "Condemnation"), Seller shall forthwith give written notice thereof to Buyer. Buyer may, at its option, within seven (7) days of receipt by it of notice of such Condemnation, but in any event not later than one (1) business day prior to the Closing Date (unless such notice of Condemnation is given later than two (2) business days prior to the Closing Date, in which event, Buyer shall make its election prior to Closing) elect by sending notice thereof to Seller either of the following: (a) to terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof; or (b) to proceed with this Agreement without an abatement in the Purchase Price, in which case Seller shall assign any and all awards and other compensation to which Seller is entitled for such Condemnation to Buyer.

                                   Article 11

                                     NOTICES

         Any notices, consents, approvals, submissions or demands (which notices, consents, approvals, submissions or demands shall be hereinafter collectively called "Notices") given under this Agreement or by applicable law, rule or regulation by Seller to Buyer or by Buyer to Seller shall be in writing (except as otherwise expressly provided for in this Agreement). Unless otherwise required in this Agreement, any Notice shall be deemed given: (i) upon refusal, if sent by registered or certified mail, return receipt requested, postage pre-paid or by personal delivery or recognized national overnight courier service delivery, or (ii) on the business day of receipt (or the business day next following a non-business day of receipt), however delivered or transmitted (including by facsimile) with evidence of receipt obtained prior to 5:00 pm. on a business day (or if not received prior to 5:00 p.m. on a business day, then upon the next business day): (a) to Seller, in duplicate, one copy to Seller at the address set forth above, Attn.: Arthur W. Hicks, Jr., Fax No. (609) 354-2216, and the other copy to Archer & Greiner, P.C., One Centennial Square, P.O. Box 3000, Haddonfield, New Jersey 08033, Attn.: Gary L. Green, Esquire, Fax No. (609) 795-0574, or such other address or Fax number as Seller may designate by Notice to Buyer, (b) to Buyer at the address set forth above, Attn.: Gerard
H. Sweeney, Fax No. (609) 797-0425 with a copy to Brad Molotsky, Esquire, Pepper, Hamilton & Scheetz, Suite 500, LibertyView, 457 Haddonfield Road, Cherry Hill, New Jersey 08002, Fax No. (215) 981-4930 or such other address or Fax number as Buyer may designate by notice to Seller.

                                   Article 12

                                    REMEDIES

         12.1 If Seller defaults in the performance of any of its obligations under this Agreement, Buyer may, as Buyer's sole remedy, at Buyer's election either (i) seek to specifically enforce this Agreement against Seller in which event Buyer shall be entitled to collect from Seller reasonable attorney's fees, and the costs, of litigation, or (ii) cure such breach, the cost thereof to be borne by Seller in an amount not to exceed Twenty Thousand Dollars ($20,000), or
(iii) terminate this Agreement by notifying Seller thereof, in which event the Deposit and Buyer's reasonably documented out-of-pocket costs not to exceed Twenty Thousand Dollars ($20,000) shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof.

         12.2 If Buyer defaults in the performance of any of its obligations under this Agreement, Seller may, as Seller's sole remedy, terminate this Agreement by notifying Buyer thereof, in which event the Deposit shall be immediately delivered to and retained by Seller as agreed and liquidated damages hereunder, the parties acknowledging that Seller's damages arising in the event of such default are difficult, if not impossible to ascertain, and in such event, thereafter neither party shall have any further rights or obligations hereunder, except for those which by their terms survive termination hereof.

                                   Article 13

                                SELLER COVENANTS

         13.1 Seller covenants and agrees during the term of this Agreement as follows:

              (a) To maintain in full force and effect any and all fire and casualty insurance and public liability insurance in amounts not less than that currently covering the Property.

              (b) Seller shall not make any new Tenant Leases ("New Tenant Leases") or any amendments (including extensions and renewals) of or cancel any existing Tenant Leases without Buyer's prior written consent; provided, however, Seller shall cooperate with Buyer in presenting new proposals to potential tenants at rates and terms acceptable to Buyer and Seller shall accompany Buyer, after prior written notice, on such proposal meetings.

              (c) Seller shall promptly deliver to Buyer copies of, and shall comply with all notices of violations of laws, ordinances, orders, regulations or requirements including but not limited to zoning, building, health, safety, disability, pollution control, environmental, fire or similar laws, ordinances, orders and regulations issued by, filed by or served by, any governmental agency having jurisdiction over the Assets, against or affecting the Assets, at Seller's sole cost and expense; the Property shall be conveyed to Buyer free and clear of any and all violations of which Seller has received notice prior to the Closing, any of the foregoing on the Closing Date.

              (d) From and after the date hereof, Seller shall, in connection with the Assets:

                   1. carry on its business in, and only in, the usual, regular and ordinary course;

                   2. perform all of its obligations under agreements and instruments relating to or affecting its properties, assets and business (including, without limitation, all Tenant Leases);

                   3. maintain its books of account and records in the usual, regular and ordinary manner;

                   4. comply with all laws, ordinances, orders, regulations and requirements applicable to it, the conduct of its business and the Assets;

                   5. promptly advise Buyer in writing of (i) any material adverse change (or threat thereof) which shall come to the attention of or become known by Seller in the condition (financial or otherwise), operations or business of Seller or the Assets, and (ii) (without regard to materiality) any notice to Seller of any violation or alleged violation of any obligation or agreement;

                   6. without Buyer's prior written consent, not sell, encumber or grant any interest in the Assets or any part thereof in any form or manner whatsoever and not perform or permit any act or thing which might diminish or otherwise adversely affect Buyer's interest under this Agreement or in or to the Assets or any part thereof or which might prevent Seller's full performance of its obligations under this Agreement.

              (e) After the date hereof and until the Closing Date, Seller will use its best and diligent efforts to keep Buyer timely and fully informed of any developments which might cause any of the foregoing representations and warranties to be no longer accurate.

              (f) Subject to Seller's obligation to keep, repair, replace and maintain the Assets and to the other provisions hereof, Seller shall deliver possession of the Assets to Buyer at Closing in the same condition at the Closing as on the date hereof, excepting therefrom only ordinary interim wear and tear thereto after the date of the last required repair or replacement.

              (g) Not to encumber or lien or wilfully permit to be encumbered with any encumbrance, lien or other claim of right which may affect title thereto, the Assets, or other rights, appurtenances and herediments to be conveyed pursuant to this Agreement.

         13.2 Between the date of the execution of this Agreement and the Closing Date, Seller shall:

              (a) Maintain the Property in its present condition, reasonable wear and tear, and damage by fire and casualty excepted, including without limitation, periodic and seasonal maintenance (such as maintenance of lawns, shrubbery, walks, parking areas and other common areas in the usual and customary manner). Seller shall deliver the common areas of the Property to Buyer at Closing, in broom clean condition, free and clear of all debris.

              (b) Operate and manage the Property in substantially the same manner as it has been operated and managed prior to the date of this Agreement, and shall further arrange and pay for the "sealing" of balconies at the Property.

              (c) Comply with all of the material obligations of Seller under the Tenant Leases, including the obligation to pay leasing commissions due on or before Closing and tenant fit-up costs for the Pepper, Hamilton & Scheetz lease and the Service Contracts.

              (d) Not enter into any Service Contracts for or on behalf of or affecting the Property unless same may be terminated upon not more than thirty (30) days prior notice or materially modify, cancel, accept surrender of, or accept any advance rental under any of the Tenant Leases, or materially modify any Service Contract, or after the end of the Due Diligence Period, execute any new lease for any portion of the Property, all without the prior written consent of Buyer.

                                   Article 14

                                     ACCESS

         14.1 Buyer, its agents, employees, contractors and consultants or such person or persons as Buyer may designate, shall have the unrestricted right at all reasonable times upon prior notice to Terry Cassidy in order to enter the Property from time to time together with personnel and materials at any time after the execution of this Agreement for the following purposes:

              a. To make physical inspections of the subject Assets including subsurface tests, test borings, water survey, drainage tests, percolation tests, topographic surveys, environmental tests, geotechnical tests, drainage calculations and other tests, studies or surveys as Buyer deems necessary in its sole discretion;

              b. To drive test piles and to make surveys of the Assets showing all information normally and usually required by a surveyor;

              c.   For architectural and engineering purposes;

              d. The right to show the Assets to prospective lenders or tenants at all reasonable times on reasonable notice to Seller; and

              e. For any other purpose or purposes in connection with satisfying or furthering any condition or contingency contained in this Agreement or for any other reason as Buyer deems necessary in its reasonable discretion.

         14.2. Buyer hereby agrees to indemnify Seller and hold it harmless from and against any and all loss, cost, liability, or expense, including reasonable attorney's fees, arising out of any damage to the Assets as a result of Buyer or Buyer's agents' entry onto the Assets.

                                   Article 15

                              ENVIRONMENTAL MATTERS

         15.1 Seller shall obtain and deliver to Buyer (and/or any designees or assignees), Buyer to pay for the sole cost and expense of DEP's Non-Applicability Application, from the DEP within forty-five (45) days from the date hereof, the ISRA approval (the "ISRA Approval") pursuant to ISRA consisting of (i) a non applicability letter, or (ii) non-qualified approval acceptable in Buyer's sole discretion, of Seller's remediation conducted pursuant to ISRA. In the event Seller is unable to deliver the ISRA Approval, Buyer shall have the option of (a) extending from time to time the period of time for Seller to obtain the ISRA Approval (during which period the Closing Date shall be postponed); or (b) terminating this Agreement at the end of such forty-five (45) day period or any extension thereof, in which case the Deposit shall be returned to Buyer and Seller shall reimburse Buyer for all survey, title examination and other costs not to exceed Twenty Thousand Dollars ($20,000).

         15.2 Seller shall promptly apply for and use its best efforts to obtain the ISRA Approval as soon as possible.

         15.3 Seller shall promptly, from time to time, deliver to Buyer true and complete copies of all documents, reports, affidavits, submissions and correspondence provided by Seller to DEP, if any, and all documents, reports, directives and correspondence provided by the DEP to Seller. Seller shall also promptly deliver to Buyer true and complete copies of all sampling and test results obtained from samples and tests taken at and around the Assets. Seller shall notify Buyer in advance of all meetings scheduled between Seller and DEP, and Buyer, and its designees may attend all such meetings.

                                   Article 16

                                 INDEMNIFICATION

         Each party hereto hereby agrees to indemnify, hold harmless and defend the other party, and such party's agents, employees, successors and assigns, from and against any and all claims, demands, damages, losses, expenses, liabilities and costs whatsoever, known or unknown, past, present or future (including, without limitation, court costs and attorneys' fees), arising out of, or resulting from or attributable to (a) any negligent or wrongful acts or omissions of the indemnifying party or its agents, employees, contractors or suppliers with respect to the Assets and (b) any breach or incorrectness of any representation or warranty made by the indemnifying party in this Agreement, subject to the limitations set forth in Paragraph 8.2 hereof. Additionally, Seller hereby agrees to indemnify, hold harmless and defend Buyer, Buyer's employees, successors and assigns, from and against any and all claims, demands, damages, losses, expenses, liabilities and costs incurred by said indemnified party by reason of said indemnified party's necessity to defend any suit, action or proceeding (administrative, judicial or otherwise) brought by a third-party against Seller or the Assets, wherein Buyer is joined as a party defendant solely by reason of its being the contract purchaser hereunder (e.g. condemnation actions, adjacent land owner actions, etc.). This Article shall survive Closing and any earlier termination of this Agreement.

                                   Article 17

                                      AS IS

         Buyer hereby acknowledges that except with respect to the specific representations made by Seller under this Agreement, Buyer is purchasing the Property in "as is" condition based solely upon the investigations undertaken by Buyer and not upon the representations of any other person. Buyer shall be solely responsible for the physical condition of the Property, including, without limitation, the environmental condition of the Property, and shall not make any claim against Seller related to the physical condition of the Property, including the environmental condition of the Property (including, without limitation, any condition above, on or below the ground), Buyer hereby acknowledging that it has undertaken such investigations as it deems necessary to make its own determination with respect thereto.

                                   Article 18

                                  MISCELLANEOUS

         18.1 Date of Agreement. The date of this Agreement shall be the date upon which it is executed by the last party to sign same and it shall be the obligation of that party to insert the date and deliver the copies of the Agreement to all parties who are signatories hereto.

         18.2 Waiver of Contingencies. Buyer shall have the right to waive any and all contingencies included herein for its benefit and to proceed at its own election to perform the Agreement as if the contingencies had been satisfied.

         18.3 Recordation. It is understood and agreed between the parties that neither this Agreement nor any Memorandum of this Agreement shall be recorded provided a Notice of Settlement may be filed by Buyer not more than ten (10) days prior to Closing.

         18.4 Applicable Law. This Agreement and the performance of this Agreement shall be governed, interpreted and construed pursuant to the laws of the State of New Jersey.

         18.5 Entire Agreement. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof (and, without limitation, supersedes and replaces the letter agreement dated March 21, 1996, which shall be, and is hereby, rendered null and void and of no further force and effect) and may not be modified or amended, except by a written agreement specifically referring to this Agreement signed by Seller and Buyer.

         18.6  Intentionally Omitted.

         18.7 Assignment. This Agreement may be assigned, transferred, or conveyed (in whole or in part) by Buyer solely to an entity affiliated with and controlled by Buyer, without the prior consent of Seller, provided, however, that the original Buyer shall continue to remain jointly and severally responsible for all obligations of Buyer hereunder. Seller shall have no right to assign this Agreement (including any of Seller's obligations hereunder) without obtaining the prior written consent of Buyer.

         18.8 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

         18.9 Headings and Exhibits. The Article and Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles and Sections. The Exhibits referred to in this Agreement are deemed to be annexed to this Agreement and made a part hereof as though set forth in the body of this Agreement.

         18.10 Counterparts and Facsimile Execution. This Agreement may be executed by facsimile transmissions and in any number of counterparts, each of which shall be deemed to be one and the same instrument.

         18.11 Confidentiality. Seller and Buyer shall exercise reasonable best efforts to keep confidential the material business terms of the transaction provided for in this Agreement. Nothing in this section is intended to restrict any party from including such information, if the party reasonably believes such information is necessary, (a) in any materials or discussions prepared or conducted by it in the ordinary course of business, including reports, to its members, shareholders, officers, directors, partners, lenders, and related personnel, or others who have a need to know within the organization, (b) in making of governmental or quasi-governmental filings or returns, (c) in complying or attempting to comply with any of its obligations under this Agreement, and (d) in dealing with its attorneys, accountants, other professionals, and consultants. Further, nothing in this section shall restrict any party from any release, statement or other disclosure of any matter which is of public record, or of any matter which directly contradicts any inaccurate statement made by another party regarding the terms of this Agreement. In no event, however, shall Seller mention Brandywine Realty Trust in any press release or similar disclosure without obtaining the prior written consent of Brandywine Realty Trust.

         18.12 Further Assurances. Seller and Buyer each agree to execute and deliver all other instruments and take all other action as the other party may reasonably request from time to time, after Closing, in order to effectuate the transactions provided for herein. The provisions of this Section shall survive Closing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 SELLER:

                                 UM REAL ESTATE INVESTMENT
                                 COMPANY, LLC, a New Jersey limited liability company

                                 By: /s/ Arthur W. Hicks, Jr.
                                     ------------------------------------------
                                     Arthur W. Hicks, Jr., Manager


                                 BUYER:

                                 BRANDYWINE REALTY TRUST, a Maryland
                                 real estate investment trust

                                 By: /s/Gerard H. Sweeney
                                     ------------------------------------------
                                     Gerard H. Sweeney, President

                            EXHIBIT "A" (Page 1 of 4)

ALL THAT CERTAIN tract or parcel of land and premises, situate in the township of Cherry Hill, County of Camden and State of New Jersey, bounded and described as follows:

Beginning at a point formed by the intersection of the Northeasterly line of Chapel Avenue (width varies) with the Southeasterly line of Third Avenue (50 ft.
wide) and extending; thence

         (1) North 09 degrees 49 minutes 01 seconds East, along the Southeasterly line of Third Avenue, 142.67 feet to a point in the division line between existing Tax Lots 1 and 2, Block 176.01; thence

         (2) South 80 degrees 10 minutes 59 seconds East, along said division line, 183.71 feet to a concrete monument in the division line between said Tax Lots; thence

         (3) South 09 degrees 49 minutes 01 seconds West, along said division line, 52.21 feet to a set iron pin in the division line between said Tax Lots; thence

         (4) North 80 degrees 10 minutes 59 seconds West, along said division line, 29.43 feet to a found iron pin for a corner in the division line between Tax Lots 1, 2 and 3, Block 176.01; thence

         (5) South 09 degrees 49 minutes 01 seconds West, along the division line between Tax Lots 1 and 3, Block 176.01, 180.26 feet to a point in the Northeasterly line of Chapel Avenue, thence

         (6) North 53 degrees 04 minutes 12 seconds West, along said line of Chapel Avenue, 163.20 feet to an angle point in same; thence

         (7) North 20 degrees 28 minutes 36 seconds West, along same, l7.86 feet to the point and place of beginning

BEING shown and designated as Lots 2 and 3, Block 176.01, Plate 18 on the current Tax Map of the Township of Cherry Hill.

Based on a Survey of Premises dated June 27, 1994 prepared by Walter H. MacNamara Associates, Inc.

                           EXHIBIT "A" (Page 2 of 4)

ALL THAT CERTAIN tract or parcel of land and premises, situate in the Township of Cherry Hill, County of Camden and State of New Jersey, bounded and described as follows:

         BEGINNING at a point in the Southerly right-of-way line of New Jersey State Highway Route #38, said point being the corner formed by the intersection of the said line of New Jersey State Highway Route #38 with the Easterly right-of-way line of Third Avenue (50 feet wide), and extending; thence along the said right-of-way line of New Jersey State Highway Route #38

         (1) South 80 degrees 11 minutes 00 seconds East, 19.53 feet to an angle point common with the Southwesterly right-of-way line of the access road (ramp from New Jersey State Highway Route #38 to Haddonfield Road), and extending; thence along the said right-of-way line to the access road

         (2) South 45 degrees 29 minutes 39 seconds East, 336.69 feet to an angle point, and extending; thence along the right-of-way line

         (3) South 21 degrees 17 minutes 18 seconds East, 120.52 feet to a point formed by the intersection of said access road with the Westerly right-of-way line of Haddonfield-Sorrell Horse Road (formerly Stoy Landing Road) a/k/a Camden County Route #E44 (formerly 66 feet wide), and extending; thence along the said right-of-way line of Haddonfield-Sorrell Horse Road

         (4) South 09 degrees 49 minutes 00 seconds West, 283.83 feet to an angle point, and extending; thence along the said right-of-way line of Haddonfield-Sorrell Horse Road

         (5) South 24 degrees 17 minutes 14 seconds West, 96.05 feet to an angle point, and extending; thence along the said right-of-way line of Haddonfield-Sorrell Horse Road

         (6) South 09 degrees 49 minutes 00 seconds West, 257.21 feet to a point of curvature, and extending; thence

                                  -continued-

                           EXHIBIT "A" (Page 3 of 4)

         (7) At the point of curvature in the Westerly right-of-way line of Haddonfield-Sorrell Horse Road, curving to the right having a radius of 30.00 feet, and an arc length of 57.17 feet to a point of tangency connecting the Northeasterly right-of-way line of Chapel Avenue (50 feet wide) a/k/a Camden County #626 with the said right-of-way line of Haddonfield-Sorrell Horse Road, and extending; thence along the said right-of-way line of Chapel Avenue

         (8) North 61 degrees 00 minutes 11 seconds West, 108.14 feet to an angle point, and extending; thence along the said right-of-way line of Chapel Avenue

         (9) North 52 degrees 03 minutes 39 seconds West, 43.50 feet to a corner point common with Lot 3, block 176.01, on the Current Tax Map of the Township of Cherry Hill, and extending; thence along a line common with Lot 3, Block 176.01

         (10) North 09 degrees 49 minutes 00 seconds East, 178.31 feet to a corner point common with Lots 2 and 3, Block 176.01, said tax map and lands now or formerly of Chapel Printing, and extending; thence along a line common with said Lot 2

         (11) South 80 degrees 11 minutes 00 seconds East, 29.43 feet to a corner point, and extending; thence along a line common with said Lot 2

         (12) North 09 degrees 49 minutes 00 seconds East, 52.21 feet to a corner point, and extending; thence along a line common with said Lot 2

         (13) North 80 degrees 11 minutes 00 seconds West, 183.71 feet to a corner point common with the Easterly right-of-way line of Third Avenue (50 feet wide), and extending; thence

         (14) North 09 degrees 49 minutes 00 seconds East, 670.63 feet to a corner point common with the Southerly right-of-way line of New Jersey State Highway Route #38, and being the place of beginning

                           EXHIBIT "A" (Page 4 of 4)

         BEING shown and designated as Lot 1, Block 176.01 Plate 18 on the Current Tax Map of the Township of Cherry Hill.

         ALSO BEING known as 457 Haddonfield Road.

                           EXHIBIT "B" (Page 1 of 2)

LibertyView Building
457 Haddonfield Road
Cherry Hill, NJ 08002                    Items Not Included in Sale of Property
- -------------------------------------------------------------------------------
I - INVENTORY OF MCQUAY HEAT PUMPS
- ----------------------------------
3-TON UNITS
- -----------
Model Number         Serial Number           G.O. Item #           Open/Boxed
- ------------         -------------           -----------           ----------
CCWO36AMTE             7UK2696304             923585010               Open
    "                  7UK2696204                 "                   Open
    "                  7UK2697004                 "                   Open

              Total Units: 3 valued at $2,000.00/each = $6,000.00*

2-1/2 TON UNITS
- ---------------
Model Number         Serial Number           G.O. Item #           Open/Boxed
- ------------         -------------           -----------           ----------
CCWO30AMTE             7UJ2836304**           923585040            Open and
                                                                   missing
                                                                   transformer
    "                  7UJ2837104                 "                Boxed
    "                  7UJ2836504                 "                Boxed
    "                  7UJ2837204                 "                Boxed
    "                  7UJ2837504                 "                Boxed
    "                  7UJ2838204                 "                Boxed
    "                  7UJ2835204                 "                Boxed
    "                  7UJ2835504                 "                Boxed
    "                  7UJ2836204                 "                Boxed
    "                  7UJ2836404                 "                Boxed
    "                  7UJ2836304                 "                Boxed
    "                  7UJ2838804                 "                Boxed
    "                  7UJ2838304                 "                Boxed
    "                  7UJ2838904                 "                Boxed
    "                  7UJ2838104                 "                Boxed
    "                  7UJ2838704                 "                Boxed
    "                  7UJ2837904                 "                Boxed
    "                  7UJ2835604                 "                Boxed
    "                  7UJ2839104                 "                Boxed

             Total Units: 18 boxed value at $2,330.00 = $41,940.00*
             Note: Defective unit not included

                           EXHIBIT "B" (Page 2 of 2)

LibertyView Building
457 Haddonfield Road
Cherry Hill, NJ 08002                    Items Not Included in Sale of Property
- -------------------------------------------------------------------------------
I - MCQUAY HEAT PUMP INVENTORY (Continued)
- ----------------------------------
2-TON UNITS
- -----------
Model Number         Serial Number           G.O. Item #           Open/Boxed
- ------------         -------------           -----------           ----------
CCWO24AMTE             7UJ2835104             923585030            Boxed
    "                  7UJ2832404                 "                Boxed
    "                  7UJ2832904                 "                Boxed
    "                  7UJ2831904                 "                Boxed
    "                  7UJ2832104                 "                Boxed
    "                  7UJ2834004                 "                Boxed
    "                  7UJ2832204                 "                Boxed

                Total Units: 7 valued at $2,228.00 = $15,596.00*
- -------------------------------------------------------------------------------
                   GRAND TOTAL VALUE OF ALL UNITS: $63,536.00

NOTES
- -----
* Prices quoted by Mr. DiMartino-Fluidics - 7/26/94 (includes valves and thermostats, but not boilerless kits. Unboxed units may need some minor parts)
** HIP has expressed an interest in purchasing some of these units and I have already supplied them with a listing of the inventory.

II-  JANITORIAL SUPPLIES/EQUIPMENT
- ----------------------------------
     Paper towels, toilet tissue, Lysol, feminine hygiene products, air freshners, trash bags
     Vacuum Cleaners
     Floor Scrubber
     Floor Buffer

III- OFFICE EQUIPMENT
- ---------------------
     Macintosh Powerbook 180 Laptop Computer
     Texas Instruments T-5032 Calculator
     AT&T 705 Lobby Desk Phone
     Xerox Combination FAX Machine/Copier with table
     One two-drawer wood lateral file cabinet
     Stapler, 3-hole punch, desk lamp
     Pens/Pencils

                                   EXHIBIT "C"

                              Permitted Exceptions

This policy does not insure against loss or damage (and the Company will not play costs, attorneys' fees or expenses) which arise by reason of:

4. Slope, grading and drainage rights affecting that part of premises bounding or abutting Chapel Avenue and as contained in Deed Book 3963, page 158 and Deed Book 4001, page 96.

                                  EXHIBIT "C"

                              Permitted Exception

This policy does not insure against loss or damage (and the Company will not play costs, attorneys' fees or expenses) which arise by reason of:

REMOVED recorded easements, discrepancies or conflicts in boundary lines, shortage in area and encroachments which an accurate and complete survey would disclose.

REMOVE filed mechanics' or materialmen's liens.

2.  Utility Easement and Right of Way as contained in Deed Book 349, page 292.

3. Slope, drainage and grading rights as contained in Deed Book 2061, page 524 and Deed Book 2171, page 479.

4.  Right of Way Grant as contained in Deed Book 4341, page 8.

                                  EXHIBIT "D"

              RENT ROLL-LibertyView of Cherry Hill (as of 3/18/96)

- -----------------------------------------------------------------------------------------------------------------------------------
                                                          Rentable                                       Lease Term
Suite                                                     S.F. Per      Annual     Free Rent                                   Rent
  #        Tenant                   Rent Per Sq. Ft.       Lease         Rent       (Months)        Start           End        Start
- -----------------------------------------------------------------------------------------------------------------------------------
       Existing Tenants
 400   Amwest Surety             2/1/94-1/31/98 $15.34     2,294      $   35,190       5           2/1/92         1/31/00    7/1/92
                                 2/1/98-1/31/00 $16.34
                                                             +              +
                               10/20/95-1/31/98 $17.00       549           9,333                   10/20/95       1/31/00
                                                         -------      ----------
                                 2/1/98-1/31/00 $18.00     2,843          44,523        Tenant has right of Early Termination after
                                                                                         1/13/98 with 6 mos. prior notice with
                                                                                             penalty per formula in lease.

 410   Arthur Anderson LLP             $18.00              2,457          44,226   3 (incl. last   12/1/95        2/28/01    2/1/96
                                                                                     month of          Tenant has right of Early
                                                                                      lease)        Termination after 11/30/98 with
                                                                                                       6 mos. prior notice with
                                                                                                      penalty per formula in lease.

 230   Commonwealth Title              $19.05              2,998          57,112        6          2/2/91         8/1/96     8/1/91
       Insurance Co.

 100   First Fidelity Bank,            $14.63              7,233         105,840        0          1/1/90         12/31/99   1/1/90
       N.A.

 500   Pepper Hamilton                 $18.25              4,306          78,585        0          3/18/96        3/31/01    3/18/96
       & Scheetz                                                                                       Tenant has right of Early
                                                                                                     Termination after 36, 42, 48
                                                                                                       months with 6 mos. prior
                                                                                                         notice with penalty
                                                                                                        per formula in lease.

 200   HIP Health Plan of NJ   1/1/93-12/31/97 $12.32     31,713         390,704        0          1/1/93         1/1/08     1/1/93
& 300                          1/1/98-12/31/02 $14.32
                               1/1/03-12/31/07 $16.32
                                   or 90% of FMV
              +                           +                  +              +
       HIP Health Plan of NJ       Coincide with           5,802          71,481        0          7/15/94        1/1/08     7/15/94
       2nd Floor. Expansion         original lease        -------      ----------
                                                          37,515         462,185

 510   Klehr Harrison          12/1/95-5/31/97 $18.50      8,912         164,872        6          5/15/95        5/31/02    12/1/95
                               6/1/97-5/31/02  $19.00                                                  Tenant has right of Early
                                                                                                     Termination after 5/31/00 with
                                                                                                       9 mos. prior notice with
                                                                                                      penalty payment of $145,000.

 N/A   Bell Atlantic NYNEX               N/A                N/A           24,000        0          3/1/96         2/28/01    3/1/96

 420   Shapiro & Kreisman              $16.03              8,033         128,769        3          6/30/02        9/30/97    9/30/92
              +                           +                  +              +
       Shapiro & Kreisman              $16.03              3,488          55,913        0          9/10/93        9/30/97    9/10/93
                                                         -------      ----------
                                                          11,521         184,662

 520   SleepCare               9/1/95-8/31/00  $18.50      2,955          54,668        0          9/1/95         8/31/00    9/1/95
                                                         -------      ----------
       SUBTOTAL-Existing                                  80,740       1,220,693
                                                         -------      ----------
       Vacant/Raw Space                                   40,265

       Adjustment Difference                                 732
                                                         -------      ----------
       TOTAL                                             121,737      $1,220,693
                                                         =======      ==========

- ----------------------------------------------------------------------------------------------------
                                     %
Suite                              Share            Renewal                                Security
  #        Tenant              Sq Ft/121,737        Options           Reimbursement         Deposit
- ----------------------------------------------------------------------------------------------------
       Existing Tenants
 400   Amwest Surety              2.335%             None                   NNN             $ 2,834.00








 410   Arthur Anderson LLP        2.020%          Three months        Full Service               --
                                                @ same rent then      plus Electric
                                                 One 5 Year Term
                                                    @ FMV



 230   Commonwealth Title         2.463%         One 5 Year Term            NNN                  --
       Insurance Co.                                @ FMV

 100   First Fidelity Bank,       5.941%         One 5 Year Term            NNN                  --
       N.A.                                         @ CPI

 500   Pepper Hamilton            3.537%         Two 5 Year Terms      Full Service              --
       & Scheetz                                    @ FMV              plus Electric





 200   HIP Health Plan of NJ     26.050%          Three 5 Year              NNN              32,558.68
& 300                                            Terms @ 95% of      Except Janitorial
                                                     FMV

              +
       HIP Health Plan of NJ       --                --                     --                   --
       2nd Floor. Expansion


 510   Klehr Harrison             7.32%          One 5 Year Term       Full Service          13,739.33
                                                   @ $22.00            plus Electric       To be ret'd. to
                                                                                             Tenant after
                                                                                               11/15/96


 N/A   Bell Atlantic NYNEX         N/A

 420   Shapiro & Kreisman         9.464%         Two 5 Year Terms           NNN                  --
              +                                      @ FMV
       Shapiro & Kreisman



 520   SleepCare                  2.427%         One 5 Year Term            NNN                  --
                                 ------              @ FMV

       SUBTOTAL-Existing         66.323%
                                 ------
       Vacant/Raw Space          33.075%

       Adjustment Difference      0.601%
                                 ------                                                     ----------
       TOTAL                       100%                                                     $49,132.01
                                 ======                                                     ==========

      Note: No commission payable except under Apex Agreement relating to
                           Bell Atlantic NYNEX Lease.

                                  EXHIBIT "E"

                               Service Contracts



LibertyView Building, 457 Haddonfield Road, Cherry Hill, NJ 08002                                 Maintenance Contract Listing
- -------------------------------------------------------------------------------------------------------------------------------
                                                           Termination
Contract Period        Automatic Renewal                   Notice Date         Company & Service
- ---------------        -----------------                   -----------         -----------------
04/01/95-03/31/96            1 Year                       30 days written      Arc Water Treatment Co.
                                                          (by 2/29/96)         HVAC water treatment
                                                                               Notes: Contract not yet renewed, but not
                                                                               cancelled either.  Proposed cost for period
                                                                               4/l/96-3/31/97 would be $2,052.00/year,
                                                                               payable monthly.

04/01/96-11/30/96            None                         N/A                  The Brickman Group, Ltd
                                                                               Exterior Landscaping
                                                                               Notes: Annual Cost: $11,800 payable in 10
                                                                               equal pmts. during period 2/1 - 10/1/96
                                                                               Contract renewed 1/16/96.  No specific
                                                                               language re termination.

02/08/96-02/08/97            1 year                       30 day               Grinnell Fire Protection
                             at current cost              termination          Annual inspection of sprinkler
                                                          notice               system and fire pump
                                                          (by 1/8/97)          Notes: Inspection performed June of
                                                                               each year.  Annual Cost $1,120.00
                                                                               Contract renewed 01/10/96

03/01/94-02/28/97            3 Years                      90 days written      Longview Waste Systems
                                                          (by 12/1/96)         Trash Dumpster 5X Week Service
                                                                               Notes: Annual Cost $11,709.96, payable
                                                                               monthly
                                                                               Contract signed 3/l/94

04/01/96-03/3l/97            No                           N/A                  Assn. Retarded Citizens
                                                                               Litter Pickup
                                                                               Notes: 2X month at cost of $150/month
                                                                               No specific provision for contract
                                                                               termination.  Contract renewed on 3/12/96.


LibertyView Building, 457 Haddonfield Road, Cherry Hill, NJ 08002                                 Maintenance Contract Listing
- -------------------------------------------------------------------------------------------------------------------------------
                                                           Termination
Contract Period        Automatic Renewal                   Notice Date         Company & Service
- ---------------        -----------------                   -----------         -----------------
 04/01/96-03/3l/97           6 Months                     30 days written      Onan-Cummins Power Systems
                                                          (by 2/28/97)         Maintenance Agt. for Emergency
                                                                               Generator - 2X year
                                                                               Notes: Annual cost - $932.80
                                                                               Inspections May/November each year

 04/01/96-03/31/97           1 Year                       Renews 1 yr.         PM Co., Inc.
                             Automatic                    unless 30 day        Parking Lot Sweeping - 1X/Month
                                                          termination          Notes: Annual Cost $1,208.40, payable
                                                          notice given         monthly. Contract renewed 1/22/96
                                                          (by 2/28/97)

 04/01/96-03/31/97           1 Year                       30 days written      Universal Pest Controls, Inc.
                                                          (by 2/28/97)         Exterminator Service 1X/Month
                                                                               Notes: Annual Cost: $540, payable monthly
                                                                               Contract renewed 1/25/96, but can be
                                                                               cancelled on 30 day notice

 05/01/96-04/30/97           No                           30 days written      Thermal Products
                                                          (by 3/31/97)         HVAC/Domestic Water Pump Maintenance
                                                                               Contract. 4X Year Normal Maintenance
                                                                               Annual Cost - $6,412/year, Contract
                                                                               renewed 3/25/96.  No specific language re
                                                                               contract termination in event of new owner

 06/01/94-05/3l/97           3 Years                      90 days written      Independence Communication
                                                          (by 2/28/97)         Muzak in Lobby (equipment/tapes)
                                                                               Notes: Annual Cost $1,081.20, payable
                                                                               monthly.  Contract signed 5/2/94. Prior
                                                                               consent of Vendor required to transfer
                                                                               contract

LibertyView Building, 457 Haddonfield Road, Cherry Hill, NJ 08002                                 Maintenance Contract Listing
- -------------------------------------------------------------------------------------------------------------------------------
                                                           Termination
Contract Period        Automatic Renewal                   Notice Date         Company & Service
- ---------------        -----------------                   -----------         -----------------
06/16/96-06/16/97           No                         N/A                     G.S. Edwards Co.
                                                                               Annual inspection of fire panel/pull
                                                                               stations/smoke detectors.
                                                                               Notes: Landlord reqd. to hire lift chair.
                                                                               (Does not include HIP equipment)
                                                                               Annual Cost - $565.00
                                                                               Contract renewed 3/14/96.

04/14/96-04/13/98           No                         30 days written         Amtech
                                                       (by 3/14/98)            Elevator Maintenance 2X/month
                                                                               Notes: Annual Cost - $9.025.00, payable
                                                                               monthly.  Contract renewed 3/18/96

07/03/95-07/02/98           1 Year                     30 days written         Robinson Alarm Company
                                                       (by 06/01/98)           Sprinkler/Fire Panel Monitoring
                                                                               Notes: Annual Cost $360, payable
                                                                               quarterly.  Contract signed 4/27/95.
                                                                               Consent of vendor reqd. to transfer
                                                                               contract.

03/08/94-03/01/99           1 Year                     30 days written         Security Link (formerly Nat'l Guardian)
                                                       (by 1/29/99)            Elevator Phone monitoring
                                                                               Notes: Annual Cost $267.12 payable qtrly.
                                                                               Penalty for contract termination.

By:    Terry Cassidy - 3/28/96
